UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2023

AppTech Payments Corp.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-27569	66-0847995
(Commission File Number)	(IRS Employer Identification No.)

5876 Owens Ave, Suite 100

Carlsbad, California 92008

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (760) 707-5959

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.001 per share	APCX	Nasdaq Capital Market
Warrants, each whole warrant exercisable for one share of common stock at an exercise price of $5.19	APCXW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Registered Direct Offering

On January 30, 2023, AppTech Payments Corp., a Delaware Corporation (the “Company”), entered into a securities purchase agreement (the “Purchase Agreement”) with a certain institutional investors (the “Purchasers”). The Purchase Agreement provides for the sale and issuance by the Company of an aggregate of: (i) 1,666,667 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and (ii) warrants (the “Purchase Warrants” and, together with the Shares, the “Securities”) to purchase up to 1,666,667 shares of Common Stock. The offering price per Share and associated Purchase Warrants is $3.00.

Each Purchase Warrant has an exercise price of $4.64 per share, will become exercisable on August 2, 2023 and will have a term of exercise equal to 5 years from the initial exercise date.

The offering is expected to result in gross proceeds to the Company of approximately $5.0 million. The net proceeds to the Company from the offering are expected to be approximately $4.5 million, after deducting placement agent fees and expenses and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the offering to repay loan forbearance agreements and the remainder of the proceeds for working capital and general corporate purposes. The loan forbearance agreements have maturity date of March 31, 2023 and no interest rate.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, other obligations of the parties, and termination provisions. Additionally, each of the directors and officers of the Company, pursuant to lock-up agreements (the “Lock-Up Agreements”), agreed not to sell or transfer any of the Company securities which they hold, subject to certain exceptions, during the 90-day period following the closing of the offering.

On January 30, 2023, the Company also entered into a placement agent agreement (the “Placement Agent Agreement”) with EF Hutton, division of Benchmark Investments, LLC (the “Placement Agent”). Pursuant to the terms of the Placement Agent Agreement, the Placement Agent agreed to use its reasonable best efforts to arrange for the sale of the Securities (the “Placement”). The Company will pay the Placement Agent a cash fee equal to 8.0% of the aggregate gross proceeds from the Placement and will reimburse the Placement Agent for certain of its expenses in an aggregate amount up to $85,000.

The Placement Agent Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Placement Agent, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

Pursuant to the Purchase Agreement, the Company has agreed that, subject to certain exceptions, (i) it will not issue, or enter into any agreement to issue or announce the issuance or proposed issuance of Common Stock for a period of ninety (90) days following the closing of the offering and that (ii) it will not enter into an at-the-market offering or variable rate transaction for a period of one (1) year following the closing of the offering.

The offering is being made pursuant to a registration statement on Form S-3 (File No. 333-265526), which was filed by the Company with the Securities and Exchange Commission on June 10, 2022, and declared effective on July 15, 2022, as supplemented by a prospectus supplement dated January 30, 2023.

The Placement Agent Agreement, Purchase Agreement, form of Lock-Up Agreement and form of Common Warrant, are filed as Exhibits 1.1, 10.1, and 4.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The above descriptions of the terms of the Placement Agent Agreement, Purchase Agreement, Lock-Up Agreements and Purchase Warrants are qualified in their entirety by reference to such exhibits.

Item 8.01. Other Events.

The Company issued a press release announcing the offering of its securities on January 31, 2023. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Placement Agent Agreement, dated January 30, 2023, between AppTech Payments Corp. and EF Hutton, division of Benchmark Investments, LLC
4.1	Form of Purchase Warrant
5.1	Opinion of Nelson Mullins Riley & Scarborough LLP
10.1+	Securities Purchase Agreement, dated January 30, 2023, by and between AppTech Payments Corp. and the Purchaser
10.2	Form of Lock-Up Agreement
23.1	Consent of Nelson Mullins Riley & Scarborough LLP (contained in Exhibit 5.1)
99.1	Press Release, dated January 31, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+	Pursuant to Item 601(a)(5) of Regulation S-K, schedules have been omitted and will be furnished on a supplemental basis to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPTECH PAYMENTS CORP.

Date: January 31, 2023	By:	/s/ Luke D’Angelo
Luke D’Angelo
Chief Executive Officer